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GANNETT CO., INC.

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March 26, 2019

Gannett Files Definitive Proxy Statement and Mails Letter to Shareholders

Board and Management Executing Digital Transformation to Drive Growth and Shareholder Value

Highlights Highly Qualified, Independent Director Nominees

Urges Shareholders to Vote “FOR ALL” Eight Independent Nominees on

the WHITE Proxy Card TODAY

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “company”) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission and will be mailing the proxy materials and a letter to shareholders in connection with the company’s 2019 Annual Meeting. The Gannett board of directors unanimously recommends that shareholders vote “FOR ALL” of the company’s highly qualified, fully independent director nominees on the WHITE proxy card today.

The Annual Meeting will be held at 8:30 a.m. ET on May 16, 2019 at Gannett’s corporate headquarters, located at 7950 Jones Branch Drive, McLean, VA 22107. Shareholders of record as of the close of business on March 18, 2019 will be entitled to vote at the Annual Meeting. Admission to the Annual Meeting will begin at 8:00 a.m. ET.

The full text of the letter follows below:

March 26, 2019

Dear Fellow Shareholder,

At Gannett’s Annual Meeting of Stockholders on May 16, 2019, you will be asked to make an important decision regarding the composition of the company’s board of directors that we believe will impact the future of the company and the value of your investment in Gannett.

This year’s meeting is particularly significant because MNG Enterprises, Inc. (“MNG”), also known as Digital First Media, a competing news media company majority-owned by the New York based hedge fund Alden Global Capital (“Alden”), is attempting to take control of Gannett through a problematic, two-pronged approach: first, it demanded that Gannett sell itself to MNG and, second, MNG nominated a control slate of candidates, all of whom are affiliated with MNG and/or Alden, to stand for election to the Gannett board.

Your board unanimously rejected the unsolicited proposal from MNG to acquire Gannett after careful review and consideration in consultation with our financial and legal advisors. We determined that MNG’s proposal undervalues the company and is not credible or actionable, particularly given MNG’s failure to produce committed financing and its persistent refusal to answer basic questions regarding how it would overcome likely antitrust and pension issues, among other important matters.

Your board believes that MNG’s nominees would not bring any additive skills or experience to the Gannett board. Additionally, your board is cognizant of Alden’s history of engaging in transactions that have destroyed value while lining the pockets of Alden and its affiliates, including, at MNG, stripping newspapers of certain assets while paying Alden generous management fees. Your board believes that MNG’s nominees are being put forward simply to advance Alden’s goal: to enrich itself at the expense of Gannett’s shareholders.

Underscoring this concern, we believe all six candidates nominated by MNG exhibit obvious and significant conflicts of interest. Gannett believes that if MNG’s nominees were to be elected to the Gannett board, it would effectively transfer control of the board to MNG and Alden – without any control premium – at which point MNG and Alden would be able to advance a self-serving agenda at yet another American news media company.

Your vote is very important. We encourage you to protect the value of your investment in Gannett by voting “FOR ALL” of your board’s eight independent nominees today – online, by telephone or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Please simply discard and do NOT vote using any Blue proxy cards you may receive from MNG.

GANNETT’S STRATEGIC TRANSFORMATION IS DEMONSTRATING RESULTS THAT

WILL DELIVER GROWTH AND ENHANCE SHAREHOLDER VALUE

Under the direction of the company’s board and management team, Gannett is executing a digital transformation that, combined with the company’s USA TODAY NETWORK strategy, will enable Gannett to serve as a trusted, comprehensive digital marketing partner to local and national businesses while also defining, strengthening and growing our communities through digital engagement.

During 2018, while this transformation was ongoing, your board and management team drove significant progress, as underscored by the strong digital growth and the Pulitzer Prize-winning coverage provided through the USA TODAY NETWORK. Your board is confident that Gannett has significant value creation potential through the continued digital transformation and execution of the company’s strategic plan. We have made progress by:

•

Creating a Best-In-Class Digital Marketing Services Organization: Through a combination of organic investment and disciplined acquisitions of marketing services businesses, Gannett now offers best-in-class digital marketing solutions, which continue to position the company as an important partner that businesses trust with their marketing spend. Since acquiring ReachLocal in 2016, we have succeeded in transforming an unprofitable business into a healthy and growing digital leader – in 2018, we grew ReachLocal revenues 15% and increased their adjusted EBITDA margins to 12%, achieving double-digit adjusted EBITDA margin targets several quarters ahead of expectations.[1] We continued to grow our client base and average revenue per client in 2018 and, driven by the strength of our digital marketing services offerings, 36% of Gannett’s total revenue and 47% of the company’s advertising revenue is now digital. Gannett’s marketing services organization has demonstrated its potential as a major growth engine, meaningfully contributing to overall profitability, with strong operating leverage driving continued margin expansion.

•

Launching USA TODAY NETWORK: By combining local and national news organizations in the U.S. under the USA TODAY NETWORK and introducing new, innovative experiences such as the company’s video franchises and virtual and augmented reality products, Gannett has consistently increased its overall readership and meaningfully grown digital engagement, enhancing monetization opportunities. The USA TODAY NETWORK has grown monthly unique visitors as measured by comScore from an average of 110 million in 2016 to 126 million in 2018. Furthermore, Gannett ranked first in mobile web unique visitors in comScore’s News and Information category in 2018. Gannett now has more than 500,000 paid digital-only subscribers and, given the 2018 growth rate of 46% for digital subscriptions Gannett is on track to reach the company’s goal of one million digital subscribers in the next two years.

[1]	See Appendix A for a reconciliation of Adjusted EBITDA to Operating Income.

•

Enhancing and Growing Digital Advertising: Based on the USA TODAY NETWORK’s trusted audiences of scale, our national sales team delivered strong digital advertising revenue growth in 2018 for the second year in a row, up 19% from 2017, led by gains across both our premium and programmatic sales channels. In addition, our USA TODAY operations achieved total advertising revenue growth in the fourth quarter of 2018 due to gains in digital advertising, and more than 75% of its advertising revenue is now digital. In an effort to drive more robust digital advertising and marketing services revenue growth at the local level, in 2018, we better aligned our local sales organization based on our customers’ spending and marketing objectives, with strategies tailored to individual client accounts rather than a “one size fits all” approach.

•

Carefully Managing Cost Base to Maintain Profitability: Gannett has and will continue to thoughtfully and strategically rationalize its cost base and align its legacy printing operation costs with print revenue trends, while ensuring publications are sufficiently staffed to drive continued consumer engagement and deliver on our commitment to the highest journalistic standards. Since the spin-off – and including acquisitions – we have reduced our annual operating expenses by over $820 million, including consolidating 13 production facilities.

These strategic actions by your board and management team have enabled Gannett to deliver solid performance and value creation despite the challenging industry environment, including:

•

Delivering total shareholder returns in excess of peers: While sector challenges have pressured returns across Gannett’s peer group, since 2015, Gannett has delivered a higher and more stable total shareholder return than the majority of the company’s broader peer set.[2]

•	Returning capital to shareholders via quarterly dividends: Since the spin-off, Gannett has returned $324 million to shareholders via quarterly dividends and share repurchases.

•

Maintaining a strong balance sheet: Given the industry pressures, we have prioritized a strong balance sheet, and our current debt to adjusted EBITDA ratio of 0.7x provides the financial flexibility to invest in our business and accretive acquisitions consistent with our balanced approach to capital allocation.

In short, we are executing a strategy that we are confident will continue to generate value for our shareholders in the near term with additional upside. As these actions and results underscore, we have a clear strategic plan to deliver value for shareholders, and under the leadership of the Gannett board and management team, we have already made significant progress in our transformation to a digitally-based business model.

Your board and management team understand that the decision to vote for Gannett’s nominees will be determined by who can deliver greater value to shareholders. Given the collective operational expertise of your current board and management team, our focus on executing our strategic digital transformation and our unwavering commitment to remaining a trusted source of news, we believe the board’s nominees are best positioned to grow Gannett and its valuable assets and will drive greater value than MNG’s nominees. In contrast, we have grave concerns that under MNG’s control, the board would be repurposed for siphoning value – including potentially from Gannett’s pensions – to deliver generous management fees and profits to Alden, while destroying value for other Gannett shareholders.

Your board, as evidenced by our actions and the tremendous progress achieved to date, will continue to act in the best interests of all Gannett shareholders.

[2]	Peers include The New York Times Company, New Media Investment Group Inc., Tribune Publishing Company, News Corporation, McClatchy and Lee Enterprises, Incorporated.

MNG HAS DELIVERED NO FINANCING COMMITMENT FOR ITS PROPOSED TRANSACTION

AND HAS EVADED BASIC QUESTIONS ABOUT OTHER CLOSING RISKS,

UNDERSCORING THAT ITS UNSOLICITED PROPOSAL IS NOT CREDIBLE AND

CALLING INTO QUESTION MNG’S TRUE MOTIVES

Following receipt of MNG’s unsolicited proposal, your board carefully reviewed and considered the proposal in consultation with the company’s financial and legal advisors, and unanimously determined to reject the proposal because it undervalues Gannett, its key assets and its prospects, and is not in the best interests of the company and its shareholders. Your board further determined that the MNG proposal, lacking requisite financial resources and any assurances that it could ultimately be closed, was not credible. In reaching its decision, the Gannett board and management team acted in your best interests by offering to engage in discussions with MNG. After receiving MNG’s unsolicited proposal, your board twice offered to meet MNG to address critical questions related to the credibility of its proposal, an offer that MNG initially refused.

At a meeting that MNG finally agreed to join on February 7, 2019, and despite having 15 representatives in attendance, including financial and legal advisors, MNG continued to evade Gannett’s basic questions concerning MNG’s unsolicited proposal. MNG also repeatedly stated its desire for a “combination” or “merger” with Gannett, and never made specific mention of its unsolicited, all-cash proposal to acquire Gannett. While MNG later stated that it continues to pursue an acquisition of Gannett, MNG’s posture in the February 7 meeting further supported Gannett’s view that MNG is ultimately seeking to be acquired by Gannett. In fact, in the past, MNG has repeatedly approached Gannett seeking to be acquired, which Gannett has declined in all instances. We believe MNG is using its proposal as a ploy to open discussions for such a transaction. Given these facts, Gannett continues to question whether MNG is in fact a buyer or a seller.

Further calling into question MNG’s credibility, MNG has failed to address – adequately or at all – basic questions relating to details such as:

•

Financing Risks: At the February 7 meeting, MNG confirmed it had not secured financing for a potential transaction or even reached out to potential financing sources three weeks after having made an unsolicited proposal to acquire Gannett. Furthermore, the letter that MNG recently procured from Oaktree Capital Management, L.P.’s distressed debt fund, Oaktree Strategic Credit, more than two months after MNG launched its unsolicited proposal and more than a month following this meeting, does not represent a contractual commitment for financing or a legal obligation, and is highly conditional. The letter does not indicate that Oaktree Strategic Credit itself was confident in its own ability to arrange committed financing or otherwise suggest it would even play a role in the financing, as would be customary in a letter of this kind. The letter continues to propose financing a transaction exclusively with debt. Based on MNG’s current debt levels and EBITDA, as indicated by MNG, to complete a transaction with Gannett, we believe pro forma leverage would likely exceed 4.0x, or would require synergies in the hundreds of millions of dollars, well in excess of Gannett’s own cash flow today.

•

Regulatory Risks – Antitrust and Pensions: MNG offered only vague assurances with respect to antitrust regulatory concerns and its capacity to fund Gannett’s pension liabilities in a potentially highly leveraged transaction. No substantive proposal on these issues was made, other than to make clear that MNG would expect Gannett to share in any regulatory risk to the transaction (as opposed to signaling a willingness to bear the risk itself, as the buyer often does).

•

Leadership and Combined Operating Plan: MNG failed to provide any credible plan for the management or operations of Gannett going forward and did not explain how MNG would intend to maintain value during the pendency of any transaction. Gannett can only conclude that MNG would apply the same type of decimating cost-cutting measures to Gannett that it has to its other acquired papers.

MNG has still not obtained a financing commitment and has refused to provide any substantive answers to basic questions that are routinely addressed by parties making a public, unsolicited, but potentially credible, takeover proposal.

CAN MNG’S CANDIDATES, ALL OF WHOM ARE AFFILIATED WITH MNG AND/OR

ITS MAJORITY SHAREHOLDER ALDEN, FULFILL THEIR FIDUCIARY DUTY

TO GANNETT SHAREHOLDERS?

After reviewing the qualifications and backgrounds of MNG’s nominees, the Gannett board concluded that MNG’s nominees would not bring incremental skills or expertise to the board. Further, given MNG’s own statements and the affiliated nature of all of its nominees, Gannett questions whether MNG’s nominees could reasonably be expected to act in the best interests of all Gannett shareholders, rather than being beholden to or unduly influenced by MNG and Alden. Specifically, Gannett believes MNG’s clearly conflicted nominees are not in a position to fairly, and in a disinterested way, evaluate and advise on the actions the board takes on behalf of all Gannett shareholders. Considering these clear and irreconcilable conflicts of interest, were the MNG candidates to be elected to the Gannett board, Gannett believes the consequence would be to transfer control of the board to MNG and Alden with no control premium, at which point MNG would be in a position to advance any agenda it wants – at Gannett shareholders’ expense.

In addition, at least three of MNG’s candidates may be legally incapable of serving on the Gannett board under applicable antitrust laws, given their roles with MNG, and Mr. Joseph Fuchs exceeds Gannett’s age limit applicable to all directors, as clearly set forth in Gannett’s bylaws.

MNG and its nominees have a record of value destruction: At Fred’s, Inc., Alden’s largest single holding, the stock has declined 87% since Alden announced its investment.3 Another of Alden’s investments, Payless ShoeSource, has filed for bankruptcy twice during the past two years.

In contrast to the candidates put forth by Alden-backed MNG, Gannett has a highly qualified board, and its eight nominees – all of whom are independent – bring broad and diverse backgrounds, professional experience and skills in areas that are critical to Gannett’s business and future success, including finance, business development and strategic planning, mergers and acquisitions, digital media, journalism, marketing and advertising, technology and human resources. The company’s Nominating and Public Responsibility Committee takes its duties seriously, and our directors were selected based on their collective experience, backgrounds and other attributes, which we believe makes them the best candidates to serve on the Gannett board. Your directors remain actively engaged in working with management to oversee and execute Gannett’s strategy and business transformation and regularly engage with shareholders on these topics.

[3]	Based on closing stock prices on March 25, 2019, and December 21, 2016 (the day prior to the filing of Alden’s initial 13D).

SUPPORT THE BOARD THAT IS ALIGNED WITH YOUR INTERESTS.

VOTE “FOR ALL” OF GANNETT’S HIGHLY QUALIFIED DIRECTOR NOMINEES

ON THE WHITE PROXY CARD TODAY

All of us at Gannett understand we still have more work to do to achieve our objectives and continue creating value for shareholders. This is a critical time for Gannett and the industry, and your board and management team are laser-focused on executing our digital transformation: leveraging our nationwide scale and local presence to expand and deepen our relationships with consumers and businesses, accelerating the growth of our digital revenue through innovative consumer experiences and new marketing and advertising solutions and continuing to pursue accretive growth through disciplined, selective acquisitions that provide synergies with our customer base and markets.

We believe the path to the greatest value opportunity for shareholders is through the continued execution of the company’s digital transformation and a continued commitment to journalistic excellence – and through electing your board’s superior director nominees. We urge shareholders to vote “FOR ALL” of the company’s independent director nominees using the WHITE proxy card today. Please simply follow the easy instructions to submit your proxy by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

We thank you for your continued support.

Sincerely,

/s/

J. Jeffry Louis, Chairman of the Gannett board of directors

Gannett shareholders who have questions or would like additional information should contact the company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-456-3507.

Greenhill & Co., LLC and Goldman Sachs & Co. LLC are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Gannett.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor: INNISFREE M&A INCORPORATED TOLL-FREE at 1-877-456-3507

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2018 and in the company’s other SEC filings.

Additional Information

On March 26, 2019, Gannett filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). The definitive proxy statement is also being mailed to Gannett’s stockholders beginning on or about March 26, 2019. INVESTORS AND SECURITY HOLDERS OF GANNETT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of Gannett’s website, www.gannett.com.

Appendix A – Non-GAAP Financial Measures

Consolidated
($ in millions)	Fiscal Year
	2018	2017	2016
Net income (GAAP basis)	$15	$7	$53
Provision for income taxes	15	34	14
Interest expense	25	17	13
Other non-operating items, net	(26)	10	10

Operating income (loss) (GAAP basis)	$29	$68	$89

Depreciation and amortization	158	192	133
Restructuring costs	68	44	56
Asset impairment charges	50	47	46
Acquisition-related items	8	5	33
Other items	9	4	3

Adjusted EBITDA (non-GAAP basis)	$322	$360	$360

ReachLocal Segment
($ in millions)	Fiscal Year
	2018	2017	2016
Operating income (loss) (GAAP basis)	($1)	($19)	($19)

Depreciation and amortization	42	34	12
Restructuring costs	5	1	0
Asset impairment charges	0	0	1
Acquisition-related items	0	0	0
Other items	1	1	0

Adjusted EBITDA (non-GAAP basis)	$48	$17	($6)

For investor inquiries, contact:

Stacy Cunningham

Vice President, Financial Planning & Investor Relations

703-854-3168

investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

For media inquiries, contact:

Amber Allman

Vice President, Corporate Events & Communications

703-854-5358

aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449